Exhibit 10.13

Separation and Severance Agreement

by and between

Chiquita Brands International Sàrl

(the Company)

and

Michel Loeb

(the Employee)

Whereas

A.	The Company and the Employee have entered into an employment agreement (the Employment Agreement), effective as from the 24th day of October 2008.

B.	The Company and the Employee wish to terminate the Employment Agreement by mutual consent, subject to the terms and conditions set forth herein.

Now, therefore, the parties hereto enter into the following agreement (the Agreement):

1.	Separation

The Employee’s employment with the Company shall terminate with effect as of May 31, 2011, 24.00 (the Separation Date). The Employee shall be released from his obligation to work effective as of the Separation Date. Notwithstanding the foregoing, the Company may assign the Employee to a role or job responsibilities other than in his current position prior to the Separation Date at its discretion, and intends to appoint Employee to the position of Senior Vice President, Special Assignments as of January 1, 2011

2.	Entitlement for Salary and Fringe Benefits

The Company will pay to the Employee his monthly salary and fringe benefits, such as participation to the health insurance premiums, representation allowance, use of fuel card, payment of cell phone/blackberry invoices, up to the Separation Date.

3.	Indemnity for Tax Filings

The Company will pay a net amount of up to and not exceeding CHF 15,000 (fifteen thousand) as participation in the Employee’s tax filing costs for the years 2010 and 2011. The service provider shall make out and issue its statements to the Company for reimbursement. Statements issued after June 30, 2012 shall not be paid by the Company, but shall be payable by the Employee.

4.	Outplacement

The Company will provide the Employee with outplacement services for a value of CHF 20,000 (twenty thousand), at any time from January 1st, 2011. The service provider shall make out and issue its statements to the Company for reimbursement. Statements issued after January 31, 2012 shall not be paid by the Company, but shall be payable by the Employee.

5.	Entitlements for Vacation and Overtime

Any entitlement for vacation and overtime work shall be fully discharged by execution and delivery of the release pursuant to article 11 hereof and the payment of Compensation pursuant to article 3 of this Agreement.

6.	Compensation

In consideration of the Employee executing and performing this Agreement and in full discharge of any claims and rights of the Employee against the Company, whether actual or potential, whether present or future, the Company will pay to the Employee CHF 1,005,301 (one million five thousand three hundred one) gross, such amount having been determined by application of the Chiquita Brands International, Inc. Executive Officer Severance Pay Plan as mentioned in Article 21 §2 of the Employment Agreement (the Severance Plan). For purposes of clarity, Employee will be entitled to receive payment under the Chiquita Brands International, Inc. 2008-2010 Long Term Incentive Program, if any, according to its terms, but shall not be entitled to any payment under or based upon the 2009-2011 or 2010-2012 Long Term Incentive Programs.

All applicable deductions that the Company is required to make, such as social security contributions, will be withheld from the Compensation. The Compensation will be paid in accordance with Article 9 hereof.

7.	Chiquita Stock and Incentive and Management Incentive Plans

For the avoidance of doubt, it is hereby explicitly confirmed that the terms of the Chiquita Stock and Incentive Plan (the “Stock Plan”) and any grants thereunder shall not be amended by this Agreement. Grants made pursuant to the Stock Plan will be forfeited according to the terms of the Stock Plan and any agreements associated therewith, provided, however, that Employee will receive one additional year of vesting for purposes of prior grants of restricted stock units.

For purposes of clarity, it is expressly understood and agreed that the Employee shall not be entitled to receipt of any payments or benefits under either the Stock Plan or the Management Incentive Plan (MIP) other than as expressly provided by the terms of such plans, and that the pro rata MIP payment to which Employee may have been entitled for service in 2011 has been included in the Compensation described in Article 3 hereof, and is not otherwise payable.

8.	Special Covenants

The provisions of Article 18 (Confidential Information), Article 23 (Unfair Competition), Article 24 (Non-Solicitation) and Article 25 (Special Non-Competition) of the Employment

Agreement shall not be amended or set aside by this Agreement and shall remain in full force and effect as set forth in the Employment Agreement.

9.	Secrecy

For the purpose of clarity with respect to Article 18 of the Employment Agreement, the Employee covenants, with respect to any business matter into which he gained an insight during his employment, to refrain from disclosing to third parties any confidential information, knowledge or documentation relating to transactions, organizational or business matters, production processes, products, developments, research or know-how of the Company or its parent companies, subsidiaries or affiliated companies, or the divisions, joint ventures, insurers, attorneys, benefit plans, plan administrators, successors and assigns, directors, officers, employees, representatives and agents or the representatives of any of them as well as all otherwise affiliated or related entities or persons (each an Affiliate, collectively the Affiliates), and from providing third parties with the possibility of obtaining such confidential information and from making use of it, for an indefinite period of time.

In addition, the Employee shall maintain secrecy about all proprietary or confidential information with which he is or has been entrusted in connection with his work, including, without limitation, with respect to the Company, its past, current or prospective customers, vendors or other relevant third-parties (the “Confidential Information”), and such Confidential Information shall remain the property of the Company.

The Employee undertakes not to make or participate in any publications having a direct connection of any kind with his activities for, or the organization of, the Company or any Affiliate, without having obtained the prior written authorization of the Company.

10.	Return of Property

The Employee agrees to return to the Company no later than the Separation Date, all property of the Company that is in his possession or control, including without limitation, all computer files and other information containing Confidential Information, and all mailing lists, reports, files, memoranda, records, computer hardware, software, mobile phones, credit cards, door and file keys, computer access codes or discs and instructional manuals, and other physical or personal property which he received or prepared or helped prepare in connection with his employment with the Company. The Employee further agrees that he will not make, retain or furnish to any other person or entity any copies, duplicates, reproductions or excerpts thereof.

11.	Company Car, Cell Phone, Blackberry and Housing Allowance

The Employee shall retain a right to use of a company car, fuel card, cell phone and blackberry through the Separation Date as set forth in this Agreement. The Employee will be allowed afterwards to keep his cell phone number.

The Company agrees to forgive and to otherwise waive any rights it may otherwise have had to collect reimbursement of any housing allowance paid to Employee under the Employment Agreement.

12.	Payment

Subject to receipt by the Employer of a waiver and release in the form attached hereto as Annex 1 duly executed by the Employee, the net Compensation shall be paid to the account of the Employee in a lump sum not later than 30 days from the date on which the executed waiver and release has been received by the Company.

The Employee shall execute and deliver such waiver and release not earlier than one month and one day after the Separation Date.

13.	Cooperation

Employee will fully cooperate and assist the Company in transition planning and transition support through the Separation Date as requested by the Company, including orientation of Company personnel and with Company customers, vendors and other relevant third-parties.

Through and subsequent to the Separation Date, Employee will fully cooperate and assist the Company in any litigation matters or agency proceedings for which Employee’s testimony or cooperation is requested, provided that Employee is compensated for any reasonable and necessary expenses incurred or actual income lost as a result of his cooperation and assistance.

14.	Release

Subject to the fulfilment in full of the obligations as set forth in this Agreement, including, but not limited to, the obligations referred to in Article 5 of this Agreement, the parties irrevocably and unconditionally release and acquit each other and their respective Affiliates from any and all obligations or claims, whether known or unknown, actual or contingent.

15.	Insurance

The Employee is hereby informed that the mandatory accident insurance coverage provided by the Company will cease thirty (30) days after the Separation Date and that after this period he has to provide his own accident insurance. Within thirty (30) days from the Separation Date, the Employee may, at his own expense, request an extension of such coverage for a maximum of one hundred eighty (180) days after the Separation Date. In any event, the Employee must inform his health insurance company about the termination of his employment.

16.	Amendments and Waivers

This Agreement may only be modified or amended by a written document signed by each of the parties. Any provision contained in this Agreement may only be waived by a document signed by the party waiving such provision.

17.	Performance

To the extent that any provision of this Agreement requires the performance of any parent or affiliate of the Company, the Company shall be responsible to secure such performance, the failure of which shall constitute breach hereof.

18.	Governing Law | Jurisdiction

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

Subject to any mandatory provisions of the Federal Statute on Jurisdiction, the competent courts of the Canton of Vaud shall have exclusive jurisdiction over any dispute arising out of, or in connection with, this Termination Agreement.

This Agreement constitutes the whole agreement between the Employee and the Company with respect to the subject matter hereof, and replaces any prior agreement, arrangement or correspondence on the subject matter of this Agreement with the Company or any of its Affiliates.

A provision of this Agreement that is determined to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability and without invalidating the remaining provisions hereof.

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This Agreement has been executed in 2 (two) originals, either of which shall constitute a valid original.

For the Company:	The Employee:

/s/ James E. Thompson	/s/ Michel Loeb
James E. Thompson	Michel Loeb

Place | Date: 21 October 2010	Place | Date: Rolle, 21 October 2010

General Release

by

Michel Loeb, [Address]

WHEREAS, I have been employed by Chiquita Brands International Sàrl (the Company) since 24 October 2008; and

WHEREAS, after due and considerate negotiations the Company and I have entered into a Separation and Severance Agreement with respect to my employment by the Company (the Agreement)

NOW, THEREFORE,

In consideration of the covenants undertaken by the Company in the Agreement, and except for those obligations created by, arising out of or referred to in the Agreement, I knowingly and voluntarily release and forever discharge the Company and any present or former Affiliate (as defined in the Agreement), of and from any and all claims, known and unknown, I have or may have against the Company or any Affiliate arising out of or in connection with my employment relationship with the Company.

Place, date:

By:
Michel Loeb